Exhibit 99.1
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE

March 25, 2004

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Refinances Bank Credit Facility

(OMAHA, NE)—infoUSA® (Nasdaq: IUSA), the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that it has refinanced its senior credit facility, allowing it to begin redeeming its outstanding 9½% Senior Subordinated Notes. The previous $145 million senior credit facility, of which approximately $98 million is currently outstanding, has been restructured to a larger $170 million facility, comprised of a $120 million term loan and a $50 million revolving line of credit. The increased availability will be used primarily to redeem and retire the company’s 9½% Senior Subordinated Notes, of which approximately $30 million are presently outstanding. Any discretionary funds under this facility may be used for general corporate purposes and acquisitions. The company anticipates that a combination of lower rates on the entire new senior credit facility and replacement of 9½% Senior Subordinated Notes with this lower rate facility will result in significant interest cost savings over the next few years. Wells Fargo Capital Markets has acted as the company’s lead arranger and administrative agent in providing the new senior credit facility.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO - news) and America Online (NYSE: TWX). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.